2ce Putnam International Growth and Income Fund
6/30/09

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		  5,593
Class B		      -
Class C		     40

72DD2 (000s omitted)

Class M		     37
Class R		     27
Class Y		    643

73A1

Class A	      0.1234
Class B		 -
Class C	      0.0178

73A2

Class M	      0.0405
Class R		 0.1105
Class Y		 0.1609

73C

Class A	      0.0016
Class B		 -
Class C	      0.0002
Class M	      0.0005
Class R		 0.0015
Class Y		 0.0021


74U1 (000s omitted)

Class A		 35,423
Class B		  3,676
Class C		  1,720

74U2 (000s omitted)

Class M		  720
Class R		  271
Class Y	     4,033

74V1
Class A		 $7.67
Class B		  7.59
Class C		  7.63

74V2

Class M		 $7.68
Class R		  7.58
Class Y		  7.69




Additional Information about Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61 Additional Information about Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


74k

On September 15, 2008, the fund terminated its outstanding derivatives contracts with Lehman Brothers Special Financing, Inc. (LBSF) in connection with the bankruptcy filing of LBSFs parent company, Lehman Brothers
Holdings, Inc. On September 26, 2008, the fund entered into an Agreement with another registered investment company (the Purchaser) managed by
Putnam Management. Under the Agreement, the fund sold to the Purchaser the funds right to receive, in the aggregate, $1,725,299 in net payments from
LBSF in connection with certain terminated derivatives transactions (the
Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the applicable Purchasers ultimate realized gain (or loss) on the Receivable. The Receivable will be off set against the funds net receivable from LBSF which is included in the Statement of assets and liabilities in
Receivable for investments sold. The Agreement, which is included in the
Statement of assets and liabilities, is valued at fair value following procedures approved by the Trustees. All remaining payments under the Agreement will be recorded as realized gain or loss.